Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 10, 2008 except for Note 8, for which the date is as of March 11, 2009 and as it relates to the accounting for non-controlling interests as described in Note 1, as to which the date is as of May 29, 2009 relating to the financial statements and financial statement schedules, which appears in Cott Corporation’s Annual Report on Form 10-K for the year ended January 2, 2010.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants, Licensed Public Accountants Toronto, Ontario May 4, 2010